Exhibit 99.1

CONTACT:	Thomas M. Kitchen Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400	FOR IMMEDIATE RELEASE
STEWART ENTERPRISES, INC. INCREASES DIVIDEND

JEFFERSON, La.—(BUSINESS WIRE)—September 16, 2009—Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today that its Board of Directors increased its annual cash dividend by 20% to $0.12 per share compared to the previous $0.10 per share. In addition, the Board declared today a quarterly cash dividend of $0.03 per share. The dividend is payable on October 29, 2009 to holders of record of Class A and Class B Common Stock as of the close of business on October 14, 2009. Thomas J. Crawford, President and Chief Executive Officer, said, “The Board’s decision to increase the cash dividend reflects confidence in our solid balance sheet and the ability of the Company to continue to generate strong cash flow.”
Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States, currently owning and operating 219 funeral homes and 140 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.